Filed Pursuant to Rule 424(b)(3)

Registration No. 333-138330

Prospectus Supplement No. 4

(To Prospectus dated December 8, 2006)

118,992,566 Shares

Common Stock

This Prospectus Supplement supplements the Prospectus dated December 8, 2006, of Velocity Express Corporation, relating to the offer and sale by certain “Selling Stockholders” of up to 118,992,566 shares of our common stock. This Prospectus Supplement amends the information in the table appearing under the caption “Selling Stockholders” in the Prospectus.

You should read this Prospectus Supplement in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or additional supplements thereto. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein shall have the meanings given to such terms in the Prospectus.

Investing in our common stock involves a number of risks. See “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Velocity Express Corporation

This Prospectus Supplement is dated January 23, 2007.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” beginning on page 25 of the Prospectus is amended by this Prospectus Supplement. Unless otherwise noted, the shares listed below represent the shares that each selling stockholder beneficially owned as of December 31, 2006. The percentages of shares beneficially owned are based on 26,971,054 shares of our common stock outstanding as of December 31, 2006.

On December 28, 2006, Charter Oak Partners, Charter Oak Partners II, L.P. (collectively, the “Purchasers”) and Crestview Capital Master LLC (“Crestview”) entered into a securities purchase agreement pursuant to which Crestview agreed to sell, and the Purchasers agreed to purchase, 569,878 shares of our Series N Preferred. In addition, on December 29, 2006, the Purchasers agreed to purchase an aggregate of 38,462 shares of Series Q Preferred from LibertyView Funds, L.P., LibertyView Special Opportunities Fund, L.P. and Trust D (for a portion of the assets of the Kodak Retirement Income Plan). The shares of common stock reserved for issuance upon conversion of the Series N Preferred and the Series Q Preferred sold to the Purchasers were previously registered for resale pursuant to the Prospectus. Accordingly, the table under the caption “Selling Stockholders” beginning on page 25 of the Prospectus is amended as follows:

Name and Address of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After Offering
	Number		Percent		Number	Percent
Charter Oak Partners 10 Wright Street, Suite 210 Westport, CT 06880	3,763,674	(12)	12.3%	3,763,674	0	0

Charter Oak Partners II, L.P. 10 Wright Street, Suite 210 Westport, CT 06880	618,976	(12)	2.2%	618,976	0	0

Crestview Capital Master, LLC 95 Revere Drive, Suite A Northbrook, IL 60062	1,499,256	(14)	5.3%	1,499,256	0	0

LibertyView Funds, L.P. c/o LibertyView Capital Management 111 River St., Suite 1000 Hoboken, NJ 07030	563,174	(32)	2.0%	563,174	0	0

LibertyView Special Opportunities Fund, L.P. c/o LibertyView Capital Management 111 River St., Suite 1000 Hoboken, NJ 07030	93,864	(33)	*	93,864	0	0

Trust D (for a portion of the assets of the Kodak Retirement Income Plan) c/o LibertyView Capital Management 111 River St., Suite 1000 Hoboken, NJ 07030	281,583	(57)	1.0%	281,583	0	0

The footnotes to the table under the caption “Selling Stockholders” beginning on page 37 of the Prospectus are amended as follows:

(12)	Represents 2,271,068 shares issuable upon conversion of Series N Preferred and 1,492,606 shares issuable upon conversion of Series Q Preferred held of record by owned by Charter Oak Partners and 372,959 shares issuable upon conversion of Series N Preferred and 246,016 shares issuable upon conversion of Series Q Preferred held of record by Charter Oak Partners II, L.P. Pursuant to limited partnership agreements of Charter Oak Partners and Charter Oak Partners II, L.P., Jerrold N. Fine, the general partner of Fine Partners, L.P., which is the managing partner of Charter Oak Partners and Charter Oak Partners II, L.P., may be deemed to have voting and dispositive power over the securities owned by Charter Oak Partners and Charter Oak Partners II, L.P. Additionally, the following individuals, as general partners of Charter Oak Partners and Charter Oak Partners II, L.P., may be deemed to have control over Charter Oak Partners and Charter Oak Partners II, L.P.: Michelle Picker, Deborah Ziskin, Margaret Epprecht and Jeffrey Chaffkin. Each of Fine Partners, L.P., Jerrold N. Fine, Michelle Picker, Deborah Ziskin, Margaret Epprecht and Jeffrey Chaffkin disclaim beneficial ownership of the securities owned by Charter Oak Partners and Charter Oak Partners II, L.P. except to the extent of their respective interests in Charter Oak Partners and Charter Oak Partners II, L.P.

(14)	Represents 552,069 shares issuable upon conversion of Series N Preferred, 691,931 shares issuable upon conversion of Series P Preferred and 255,256 shares of common stock.

(32)	Represents 343,754 shares issuable upon conversion of Series Q Preferred and 219,420 shares issuable upon exercise of warrants.

(33)	Represents 57,294 shares issuable upon conversion of Series Q Preferred and 36,570 shares issuable upon exercise of warrants.

(57)	Represents 171,873 shares issuable upon conversion of Series Q Preferred and 109,710 shares issuable upon exercise of warrants.